Exhibit 10.10

MANUFACTURING AND PURCHASE AGREEMENT

This manufacturing and purchase agreement (“Agreement”), dated for identification purposes August 19, 2005, is by and among Masimo Corporation (“Masimo”), and Dowa Mining Co., Ltd. (“Dowa”).

WHEREAS, “Product(s)” is defined as Red LED die (Masimo part number 10158) and IR LED die (Masimo part number 10159); and

WHEREAS, Dowa Mining Co., Ltd. is willing to supply MASIMO’s Product; and

WHEREAS, Masimo is willing to purchase from Dowa Mining Co., Ltd. manufactured and tested Product;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	Agreement Terms: This Agreement shall become effective on the date first set forth above and shall remain in effect until December 31, 2006, unless terminated earlier for cause. MASIMO may extend the term of the contract under mutual agreement.

2.	Pricing: Dowa agrees to sell to Masimo Products at the price specified in the subsequent Attachment #1.

3.	Purchase Order: The purchase and sale of Products between the Parties shall be made by means of Purchase orders placed by MASIMO to Dowa (“PO”) during the term of this Agreement in accordance with the provisions hereof. PO’s and change orders may be placed by facsimile or email. Dowa will confirm PO deliveries to MASIMO within five (5) working days after receipt. Confirmation of deliveries and acceptance may be by facsimile or email. All PO’s for products submitted by MASIMO shall state the following: (I) price in U.S. dollars, (II) quantities ordered, (III) the delivery dates, (IV) destination, and (V) requested method of shipment, in accordance with the terms and conditions hereof. Purchase Order No. 517911 and 520587 referencing this Agreement shall be deemed submitted to Dowa upon full execution of this Agreement for the first year (2004). The quantities and dates stated on the PO are based upon expected volumes through December 31, 2004, and are for planning purposes only. Quantities and delivery dates of Product will be determined via rolling demand forecasts as specified in Section 4 below.

4.

Delivery: Masimo will provide a minimum six-month rolling demand forecast upon execution of this Agreement. Masimo will update this rolling demand forecast on a monthly basis, each time for a minimum six-month period. Dowa agrees to produce and deliver and Masimo agrees to purchase Product on the date and in the quantities specified in these forecasts subject to the following quantity variations: 0% within 60 days of the forecasted delivery date; up to +20%, no reduction in quantity allowed, within 90 days of the forecasted delivery date; +/-30% within 120 days of the forecasted delivery date. Forecasts for greater than 120 days are for planning purposes only and may vary by amount. Masimo is not liable for raw materials or components purchased outside the 120 day window. Dowa to invoice Masimo for Product upon shipment. Invoice terms will be net 45 days, FOB origin.

5.	Safety Stock: Dowa agrees to hold available for Sale one (1) month of Product requirements in Dowa in Japan. This Product will be sold to MASIMO; rotated monthly and shall be of a lot code no older than 120 days.

6.	Transportation: The method of transportation and carrier selected shall be as specified by MASIMO in its PO. Unless otherwise agreed, after shipping of the products from Dowa, title and risk of loss shall pass to MASIMO and all transportation charges, including insurance, shall be paid by MASIMO.

7.	Packaging: The method of packaging shall be specified by MASIMO in the Purchase Specification or PO. The cost of packaging is included in the price specified in PO. Each shipment shall include a packing list containing: (I) PO number, (II) model/part number of the product, (III) quantity, (IV) serial number or date, lot code of shipped products, and (V) as well as the results of applicable quality assurance, certificate of conformance and other tests performed with respect to the Products being shipped.

8.	Force Majeure: Should delivery of the Product or any obligations of either party (except for timely payment) be delayed by events beyond the affected party’s control, including, but not limited to strikes, natural disasters, government actions, time for performance shall be extended by the period of the delay.

9.	Change Orders: Masimo will issue written Document Release Orders (DRO) in a timely manner. Dowa will use its best effort to review and implement all DROs on the date requested. Masimo will accept charges for any rework for products in work in process or manufactured within 120 days of the rolling forecast and assume the responsibility for any materials or product currently in process if required by a DRO. Masimo further assumes responsibility for raw materials obsolete by a DRO within the 120 days of the forecast, provided Dowa has made a best effort to reuse materials.

10.	Termination: Masimo has the unconditional right to terminate this purchase agreement upon 120 days written notice to Dowa. This Agreement also may be terminated for cause by either party in the event the other party: (i) ceases to function, or (ii) fails to perform any of its obligations hereunder and fails to cure such failure within thirty (30) days written notice to the other party.

11.

Inspection: Dowa agrees to supply Masimo with the results of any final inspections and/or summary test data performed by Dowa with each shipment of product along with a Certificate of Conformance. Masimo reserves the right to conduct an inspection of Dowa’s facility within fourteen (14) working days notice at a mutually agreed upon time during normal business hours to inspect and review the work including any product in process, raw material management, adherence to quality control procedures and good manufacturing practices. Masimo reserves the right to conduct source inspection of any lot of product as well as conduct first article inspection of initial production. Masimo will inspect and disposition product within thirty (30) working days after receipt. Dowa agrees to promptly issue a Return Goods Authorization and has the right to conduct its own review of the return product.

All disputes will be resolved prior to further production. Masimo may reject an entire lot for failure if based upon statistical sampling plan.

12.	Current FDA Requirements: Dowa agrees to maintain key component traceability and document its manufacturing records on all production lots for Masimo in accordance with Good Manufacturing Practices as established by the Food & Drug Administration.

13.	Confidentiality: Covered by signed Non Disclosure Agreement dated November 12, 1999.

14.	Assignment: Neither party shall assign this Agreement and the NDA signed by Gary Waite, VP Manufacturing and Yasuo Suzuki, General Manager , or any rights or obligations hereunder, except in conjunction with the transfer of substantially all of a party’s assets to which this agreement relates, without the prior written consent of the other. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their personal representatives, successors and assigns.

15.	Governing Law: This Agreement shall be governed and construed in accordance with the laws of the State of California. Each party agrees to perform its obligations hereunder in accordance with all applicable laws and rules and regulations now or hereafter in effect.

16.	Venue: If any dispute or differences shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either Party, the Parties shall strive to settle the same amicably, but if they are unable to do so within ninety (90) days after such dispute or difference has arisen, then any suit filed by either Party shall be filed in Orange County, California.

17.	Entire Agreement: This Agreement and signed NDA constitute the entire agreement between Masimo, and Dowa for the manufacture and purchase of Products. There are no other understandings, agreements, representations, express or implied, written or oral, not specified herein. This Agreement may only be amended in writing signed by authorized representatives of Masimo and Dowa.

18.	Authority: Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement

19.	Ownership: MASIMO shall own all MASIMO Specification sheets associated with the manufacturing and development of the Product. MASIMO will issue asset tags for all MASIMO owned equipment and tooling to be held at Dowa. At any time that MASIMO requests MASIMO owned equipment, Dowa shall deliver to MASIMO any and all equipment, F.O.B. destination.

19.1	Tooling Use: Dowa agrees that it will not use any of the tooling specifically developed for MASIMO to manufacture any components or products for any other pulse oximetery application for anyone other than MASIMO.

20.

Patent and Copyright License: On the delivery of the prototypes or production units, if Dowa owns any technology relating to any patented inventions or copyrights to be used in the Products or any Improvement in the Products, it shall grant to MASIMO a nontransferable, non-exclusive and royalty-free license to use such technology to manufacture, have manufactured, use and sell the Products in any country of the world, subject to restrictions and limitations set forth herein under any patents (including models and design patents) and copyrights, and protection of other intellectual property rights and their applications owned by Dowa as of the effective date of this agreement, for the lives of such patents and copyrights.

21.	Insurance: At all times during the term of this Agreement each Party shall carry and maintain such insurance against risks from actions contemplated under this Agreement as it reasonably believes to be necessary and economical. Such insurance shall be with issuers of recognized responsibility and may be carried under blanket policies maintained by such party. Each Party shall, to the extent reasonably possible, include the other Party as an additional named insured on such insurance policies.

22.	Miscellaneous:

22.1	Failure to Enforce. The failure of either Party to enforce at any time over any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every such provision.

22.2	Severability. In the event that any of the provision of this Agreement shall be held to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

22.3	Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (i) when delivered personally; (ii) when sent by confirmed facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section:

MASIMO:	Masimo Corporation,
Attention:	Chris Kilpatrick 40 Parker Irvine, CA 92618 Phone: 949-297-7000 Fax: 949-297-7299

Dowa:	Dowa Mining Co., Ltd. 14-1, Sotokanda 4-Chome Chiyoda-ku, Tokyo 101-8617, Japan Tokyo, Japan Phone: 81-3-6847-1253 Fax: 81-3-6847-1260

22.4

Attorneys’ Fees. If either Party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing Party shall pay to the prevailing Party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such actions shall contain a specified provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purpose of this section, attorney fees shall include without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

Masimo Corporation		Dowa Mining Co., Ltd.

By:	/s/ Yongsam Lee	By:	/s/ Akira Otsuka
Name:	Yongsam Lee	Name:	Akira Otsuka
Title:	Exec. VP, OPs	Title:	General Manager
Date:	April 4, 2006	Date:	April 6, 2006

Attachment #1

Pricing Agreement

Based on quote dated December 11, 2003

Attachment #1, Dated December 11, 2003 for identification purposes

3.

1.	Pricing: Red LED die (See current Purchase Specification 10158, Dowa part number #PR7AW6S) with a quantity commitment of 95% of purchased volume per year from 2004-2006 at a unit price of:

a. 2004 = $.105

b. 2005 = $.0945

c. 2006 = $.08

2.	Pricing: Infrared LED die (See current Purchase Specification 10159, Dowa part number #FR4GF77) with a quantity commitment of 50% of purchased volume per year from 2004-2006 at a unit price of:

a. 2004 = $.051 through August; $.0485 August through December

b. 2005 = $.0485

c. 2006 = $.046

Masimo Corporation	Dowa Mining Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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